Exhibit 99.1
2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Announces Closing of Public Offering of 1,000,000 Additional 6.50% Series C Cumulative Redeemable Preferred Shares

Bethesda, MD, September 30, 2014 - Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced it has sold 1,000,000 shares of its 6.50% Series C Cumulative Redeemable Preferred Shares (“Series C Preferred Shares”) at a public offering price of $25.00 per share. The 1,000,000 shares are an additional issuance of, will form a single series with, and will have the same terms (except the original issue date and initial distribution date) as the Series C Preferred Shares initially issued by the Company in an underwritten public offering in March 2013. Giving effect to this sale, there are currently 5,000,000 Series C Preferred Shares outstanding.

Total net proceeds to the Company were approximately $24.5 million. The Company contributed the net proceeds from the sale of the shares to its operating partnership. The operating partnership will use the net proceeds for general corporate purposes, which may include acquiring and investing in hotel properties in accordance with the Company’s investment strategy and reducing the Company’s debt.

Wells Fargo Securities was the sole underwriter of the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 31 hotels, including 25 wholly owned hotels with a total of 6,046 guest rooms and a 49% joint venture interest in six hotels with a total of 1,775 guest rooms. The Company owns, or has an ownership interest in, hotels located in ten states and the District of Columbia, including: Los Angeles, California (Hollywood, Santa Monica, West Hollywood and Westwood); San Diego, California; San Francisco, California; Miami, Florida; Buckhead, Georgia; Bethesda, Maryland; Boston, Massachusetts; Minneapolis, Minnesota; New York, New York; Portland, Oregon; Philadelphia, Pennsylvania; Columbia River Gorge, Washington; Seattle, Washington; and Washington, DC.

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements, including estimates of total offering-related expenses, are based upon the Company’s expectations, but these statements are not guaranteed to occur.

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Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1300